UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 21, 2016

ESCALADE, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

0-6996	13-2739290
(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Ave, Evansville, Indiana	47711
(Address of Principal Executive Offices)	(Zip Code)

(812) 467-1334
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 21, 2016, Escalade, Incorporated (“Escalade”) and each of its domestic subsidiaries (collectively with Escalade, the “Company”) entered into a Second Amended and Restated Credit Agreement (“Restated Credit Agreement”) with its issuing bank, JPMorgan Chase Bank, N.A. (“Chase”), and the other lenders identified in the Restated Credit Agreement (collectively, the “Lender”). The Restated Credit Agreement amends and restates the existing Amended and Restated Credit Agreement dated as of August 27, 2013, as amended by the Amendments First through Third, between Escalade and the Lender. The Amended and Restated Credit Agreement amended and restated the April 30, 2009 credit agreement between Escalade and Chase. This Form 8-K describes the primary changes to the Amended and Restated Credit Agreement, as amended. For the entire text of the Restated Credit Agreement (without exhibits and schedules), please see Exhibit 10.1. attached hereto.

Under the terms of the Restated Credit Agreement, the Lender has made available to Escalade a senior revolving credit facility in an increased maximum amount of up to $35,000,000.00 (the “Revolving USD Facility”) and a term loan in an increased principal amount of $7,500,000.00 (the “Term Loan”). The maturity date of the revolving credit facility was extended to January 21, 2019 and the maturity date of the term loan facility was extended to January 21, 2021. Escalade may prepay the Revolving USD Facility, in whole or in part, and reborrow prior to the revolving loan maturity date. Principal amounts repaid in respect of the Term Loan may not be re-borrowed.

In addition to the increased borrowing amounts and extended maturity dates, other significant changes reflected in the Restated Credit Agreement include: making Escalade’s wholly owned subsidiary, Indian Industries, Inc. (“Indian”), a co-borrower; elimination of the minimum tangible net worth covenant; easing restrictions on Escalade’s ability to pay cash dividends to allow such dividends as long as no event of default exists; increasing the amount of allowed share repurchases to $3.0 million; eliminating references to the U.K. overdraft facility and intercompany loans relating to Escalade’s information security business which was sold in October 2014; and adding Goalsetter System, Inc. as a loan party to the Restated Credit Agreement. Goalsetter became a wholly owned subsidiary of Escalade upon Indian’s acquisition of all outstanding stock of Goalsetter as of September 30, 2015.

Escalade’s indebtedness under the Restated Credit Agreement continues to be collateralized by liens on all of the present and future equity of each of Escalade’s domestic subsidiaries and substantially all of the assets of the Company. In addition, each direct and indirect domestic subsidiary of Escalade has unconditionally guaranteed all of the indebtedness of Escalade arising under the Restated Credit Agreement and has secured its guaranty with a first priority security interest and lien on all of its assets. The Pledge and Security Agreement dated April 30, 2009 by and between Escalade and Chase, and each Pledge and Security Agreement dated April 30, 2009 by and between each such Escalade subsidiary and Chase continue in full force and effect, as amended by the Master Amendment to Pledge and Security Agreements dated May 31, 2010 entered into by Chase, Escalade and each such subsidiary. The Unlimited Continuing Guaranty dated April 30, 2009 applicable to each of Escalade’s domestic subsidiaries continues in full force and effect without change.

In connection with the Restated Credit Agreement, Indian, as a co-borrower, entered into an Amended and Restated Pledge and Security Agreement that is substantially similar to the Pledge and Security Agreement that Escalade previously entered into as the sole borrower, and Goalsetter entered into a Pledge and Security Agreement and an Unlimited Continuing Guaranty substantially similar to the agreements previously entered into by Escalade’s other domestic subsidiaries.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description
10.1	Second Amended and Restated Credit Agreement dated as of January 21, 2016 among Escalade, Incorporated, Indian Industries, Inc., JPMorgan Chase Bank, N.A., and the other parties thereto (without exhibits and schedules, which Escalade has determined are not material).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Escalade, Incorporated has duly caused this report to be signed on its behalf in Evansville, Indiana by the undersigned hereunto duly authorized.

Date: January 26, 2016	ESCALADE, INCORPORATED

	By:	/s/ Stephen R. Wawrin

Vice President Finance, Chief Financial Officer and Secretary

3